Exhibit 99.1

RACHEL GLASER JOINS THE NEW YORK TIMES COMPANY

BOARD OF DIRECTORS

NEW YORK, January 11, 2018 – The New York Times Company announced today that Rachel Glaser, the chief financial officer of Etsy, Inc., has been appointed to its Board of Directors.

“We are delighted to welcome Rachel to our Board. She joins us with an impressive 30-year background in key financial and strategic roles leading growth initiatives at a variety of digitally-focused, consumer-facing public companies. Her experiences and insights will be very valuable, particularly at a time when we’re highly focused on extending our position as the most successful digital news subscription business in the world,” said Arthur Sulzberger, Jr., chairman of the Company’s Board of Directors.

Ms. Glaser, 56, joined Etsy in June of 2017. Previously, she served in the chief financial officer role at both Leaf Group, a company that owns and operates consumer media and marketplaces; and Move, Inc., the parent company of Realtor.com. She was chief operating officer and chief financial officer for MyLife.com and was senior vice president, operations and finance for Yahoo! She began her career at The Walt Disney Company and served in a variety of finance, operations and technology roles over 19 years there. Ms. Glaser holds an M.B.A. from the University of Southern California and a B.A. from UC Berkeley.

About The New York Times Company

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

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Contact: Eileen Murphy; eileen.murphy@nytimes.com